Filed under Rule 424(b)(2)
File No. 333-233608

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the attached prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where an offer or sale is prohibited.

Subject to Completion, dated February 21, 2022

Prospectus Supplement

(To Prospectus Dated September 4, 2019)

Verizon Communications Inc.

$                % Notes due 20

We are offering $            of our notes due 20                 (the “notes”). The notes will bear interest at the rate of             % per year.

Interest on the notes is payable semiannually in arrears on                     and                     of each year, commencing                      , 2022. The notes will mature on                , 20                .

We may redeem the notes, in whole but not in part, on each                , on or after                , 2027 (each a “Redemption Date”), at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.” We may also redeem the notes prior to the maturity thereof under the circumstances described under “Description of the Notes—Tax Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form and will be offered and sold in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors ” beginning on page S-1 of this prospectus supplement and the risks discussed elsewhere in this prospectus supplement, the accompanying prospectus and the documents and reports we file with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Notes	Total
Public Offering Price(1)%	$
Underwriting Commission %	$
Proceeds to Verizon Communications Inc. before expenses)(2)%	$

(1)	Plus accrued interest, if any, from , 2022, to the date of delivery.
(2)

The net proceeds to Verizon reflect the public offering price set forth above as reduced by (a) the underwriting commission set forth above and (b) an aggregate fee of $            that Verizon will pay to Deutsche Bank AG, Taipei Branch, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and                (collectively, the “structuring agents”) in connection with structuring services that they provided in connection with the notes. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, and                , as entities not licensed in the Republic of China (“ROC”), have not offered or sold, and will not subscribe for, underwrite or sell, any notes offered hereby. The structuring agents, solely in connection with their roles as structuring agents, have agreed to reimburse Verizon for a portion of its expenses in connection with this offering.

Application will be made to the Taipei Exchange (the “TPEx”) for the listing of, and permission to deal in, the notes by way of debt issues to professional institutional investors as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the ROC only and such permission is expected to become effective on or about                , 2022. The TPEx is not responsible for the contents of this prospectus supplement or the accompanying prospectus and no representation is made by the TPEx as to the accuracy or completeness of this prospectus supplement or the accompanying prospectus. The TPEx expressly disclaims any and all liability for any losses arising from, or as a result of the reliance on, all or part of the contents of this prospectus supplement or the accompanying prospectus. Admission to the listing and trading of the notes on the TPEx shall not be taken as an indication of the merits of us or the notes. No assurance can be given that such applications will be granted.

The notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the ROC, which currently include: (i) overseas or domestic banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more detail in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission of the ROC, (ii) overseas or domestic fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the ROC Securities Investment Trust and Consulting Act, the ROC Futures Trading Act or the ROC Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the Financial Supervisory Commission of the ROC. Purchasers of the notes are not permitted to sell or otherwise dispose of the notes except by transfer to a professional institutional investor.

The underwriters are severally underwriting the notes being offered. The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear Bank, SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), against payment on or about                , 2022.

Deutsche Bank AG, Taipei Branch	J.P. Morgan Securities (Taiwan) Limited	Morgan Stanley Taiwan Limited

February , 2022

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompany prospectus carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the specific notes being offered, and the accompanying prospectus contains information about our debt securities generally. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, which are accurate as of their respective dates. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any related free writing prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any of the documents incorporated by reference into this prospectus and the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

S-i

We have not authorized anyone else to provide you with any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the notes offered by this prospectus supplement are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus supplement does not extend to you. This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us and the underwriters do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in a document that we have incorporated by reference conflicts with any statement in this prospectus supplement or the accompanying prospectus, then you should consider only the statement in the more recent document.

In this prospectus supplement, “we,” “our,” “us” and “Verizon” refer to Verizon Communications Inc. and its consolidated subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.verizon.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein or in the accompanying prospectus and is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	Verizon’s Annual Report on Form 10-K for the year ended December 31, 2021;

•	Verizon’s Current Report on Form 8-K filed on February 14, 2022; and

•

the description of Verizon’s Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon such person’s written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

S-iii

RISK FACTORS

An investment in the notes involves risks. Before making an investment decision, you should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus. Our business, financial condition, operating results and cashflows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to the Notes

If we redeem the notes, you may not be able to reinvest the redemption proceeds and obtain an equal effective interest rate.

We may redeem the notes on each                , on or after                 , 2027, at a redemption price that does not include a redemption premium. Prevailing interest rates for comparable securities at the time we redeem the notes may be lower than                 %. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate of                 %.

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

We intend to apply to list the notes on the TPEx; however, we cannot make any assurance as to:

•	the development of an active trading market or that the TPEx listing will be maintained;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their notes; or

•	the price at which the holders would be able to sell their notes.

No assurances can be given as to whether the notes will be, or will remain, listed on the TPEx. If the notes fail to or cease to be listed on the TPEx, certain investors may not invest in, or continue to hold or invest in, the notes. In addition, any trading market that may develop for the notes may be adversely affected by changes in the overall market for investment-grade securities, changes in our financial performance or prospects, a change in our credit rating, the prospects for companies in our industry generally, any acquisitions or business combinations proposed or consummated by us, the interest of securities dealers in making a market for the notes and prevailing interest rates, financial markets and general economic conditions. A market for the notes, if any, may be subject to volatility. Prospective investors in the notes should be aware that they may be required to bear the financial risks of such an investment for an indefinite period of time.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include, depending on market and other conditions, the repayment of outstanding indebtedness.

DESCRIPTION OF THE NOTES

General

We will issue the notes under an indenture between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended.

Principal Amount, Maturity and Interest for the Notes

We are offering $                 of our notes, which will mature on                 , 20         .

We will pay interest on the notes at the rate of                 % per annum                , semiannually in arrears on                of each year to holders of record at the close of business on the immediately preceding                 and on                 of each year to holders of record at the close of business on the immediately preceding                     . If interest or principal on the notes is payable on a Saturday, Sunday or any other day when commercial banks are not open for business in The City of New York or Taipei, Taiwan, we will make the payment on such notes on the next succeeding business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the notes is                , 2022. Interest on the notes will accrue from                , 2022 and will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

We may issue additional notes in the future.

Global Clearance and Settlement

The notes will be issued in the form of one or more global notes (the “global notes”) in fully registered form, without coupons, and will be deposited on the closing date with, and registered in the name of, a common depositary (or its nominee) for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, physical certificates will not be issued in exchange for beneficial interests in the global notes.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. No link is expected to be established among The Depository Trust Company and Euroclear or Clearstream in connection with the issuance of the notes.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in minimum denominations of $100,000 and integral multiples of $1,000 in excess of $100,000. Should physical certificates be issued to individual holders of the notes, a holder of notes who, as a result of trading or otherwise, holds a principal amount of notes that is less than the minimum denomination would be required to purchase an additional principal amount of notes such that such holder’s holding of notes amounts to the minimum denomination. Investors may hold notes directly through Euroclear or Clearstream, if they are participants in such clearing systems, or indirectly through organizations that are participants in such clearing systems.

Owners of beneficial interests in the global notes will not be entitled to have notes registered in their names, and will not receive or be entitled to receive physical delivery of notes in physical form. Except as provided below, beneficial owners will not be considered the owners or holders of the notes under the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Persons who are not Euroclear or Clearstream participants may beneficially own notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their common depositary (or its nominee) is the registered holder of the global notes, Euroclear, Clearstream, the common depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.

Distributions of principal, interest and additional amounts, if any, in respect of the global notes will be credited in U.S. dollars to the extent received by Euroclear or Clearstream to the cash accounts of Euroclear or Clearstream participants in accordance with the relevant clearing system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of notes held through Euroclear and Clearstream, respectively.

Initial Settlement

Investors holding their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream participants on the settlement date against payment for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired date.

Secondary market sales of beneficial interests in the global notes held through Euroclear or Clearstream to purchasers of such interests through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear and Clearstream on days when those clearing systems are open for business. Those clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Taiwan.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States or Taiwan. U.S. or Taiwanese investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used. Euroclear and Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant clearing system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Euroclear participant or Clearstream participant only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

ROC Trading

Investors with a securities book-entry account with an ROC securities broker and a foreign currency deposit account with an ROC bank, may request the approval of the Taiwan Depositary & Clearing Corporation (the “TDCC”) for the settlement of the notes through the account of TDCC with Euroclear or Clearstream, and if such approval is granted by TDCC, the notes may be so cleared and settled. In such circumstances, TDCC will allocate the respective book-entry interest of such investor in the notes position to the securities book-entry account designated by such investor in the ROC. The notes will be traded and settled pursuant to the applicable rules and operating procedures of TDCC and the TPEx as domestic bonds.

In addition, an investor may apply to TDCC (by filing in a prescribed form) to transfer the notes in its own account with Euroclear or Clearstream to the TDCC account with Euroclear or Clearstream for trading in the domestic market or vice versa for trading in overseas markets.

For such investors who hold their interest in the notes through an account opened and held by TDCC with Euroclear or Clearstream, distributions of principal and/or interest for the notes to such holders may be made by payment services banks whose systems are connected to TDCC to the foreign currency deposit accounts of the holders. Such payment is expected to be made on the second Taiwanese business day following TDCC’s receipt of such payment (due to time differences, the payment is expected to be received by TDCC one Taiwanese business day after the distribution date). However, when the holders will actually receive such distributions may vary depending upon the daily operations of the ROC banks with which the holder has the foreign currency deposit account.

Optional Redemption

We have the option to redeem the notes on not less than 10 nor more than 60 days’ notice, in whole but not in part, on each                , on or after                , 2027 (each a “Redemption Date”), at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal amount of notes being redeemed to, but excluding, the date of redemption.

In addition, we may at any time purchase all or part of the notes by tender, in the open market or by private agreement, subject to applicable law.

Tax Redemption

The notes may be redeemed at our option, in whole but not in part, at any time on giving not less than 10 nor more than 90 days’ notice to the noteholders (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, if:

(i)

we have or will become obliged to pay additional amounts with respect to the notes as provided or referred to under “—Withholding Taxes” below as a result of any change in, or amendment to, the laws, treaties, or rulings of the United States or any political subdivision or any authority thereof or therein having the power to tax, or any change in the application or official interpretation of such laws or regulations or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted or adopted on or after the issue date of such notes; or

(ii)

on or after the issue date of the notes, any action is taken by a taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, the United States or any political subdivision of or in the United States or any authority thereof or therein having the power to tax, including any of those actions specified in clause (i) above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation is officially proposed, which, in any such case, will result in a material probability that we will become obliged to pay additional amounts with respect to the notes;

provided that, prior to the publication of any notice of redemption pursuant to this paragraph, we have delivered to the trustee a certificate signed by one of our officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred and a copy of an opinion of a reputable independent counsel of our choosing to that effect based on that statement of facts. However no such notice of redemption shall be given less than 10 nor more than 90 days prior to the earliest date on which we would be obliged to pay such additional amounts if a payment in respect of the notes were then due.

Withholding Taxes

All payments of principal, interest and premium (if any) in respect of the notes by us or a paying agent on our behalf shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges imposed by any governmental authority having the power to tax (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any Taxes are so imposed by or on behalf of the United States or any political subdivision thereof or any authority therein, we shall pay to a holder that is a Non-U.S. Person (as defined below) such additional amounts as may be necessary to ensure that the net amount received by such holder, after withholding or deduction for or on account of such Taxes, will be equal to the amount such holder would have received in the absence of such withholding or deduction. However, no additional amounts shall be payable for or on account of:

(i)

any Tax that would not have been imposed, withheld or deducted but for any present or former connection (other than the mere fact of being a holder or beneficial owner of such note) between the holder or the beneficial owner of such note and the United States or the applicable political subdivision or authority, including, without limitation, such holder or beneficial owner being or having been a citizen or resident of the United States or the applicable political subdivision or authority or treated as being or having been a resident thereof;

(ii)

any Tax that would not have been imposed, withheld or deducted but for the holder or beneficial owner of such note being or having been for U.S. federal income tax purposes a personal holding company, a controlled foreign corporation, a passive foreign investment company, a foreign private foundation or other foreign tax-exempt organization, or a corporation that accumulates earnings to avoid U.S. federal income tax;

(iii)	any Tax that is payable other than by withholding or deduction by us or a paying agent from payments in respect of such note;

(iv)	any gift, estate, inheritance, sales, transfer, value added, personal property, excise or similar Tax;

(v)

any Tax that would not have been imposed, withheld or deducted but for a change in any law, treaty, regulation, or administrative or judicial interpretation that becomes effective after the applicable payment becomes due or is duly provided for, whichever occurs later;

(vi)

any Tax that would not have been imposed, withheld or deducted but for the presentation of such note for payment more than 30 days after the applicable payment becomes due or is duly provided for, whichever occurs later, except to the extent that such holder would have been entitled to such additional amounts on presenting such note for payment on the last date of such period of 30 days;

(vii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or beneficial owner;

(viii)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner (or any financial institution or other person through which the holder or beneficial owner holds any notes) to comply with any certification, information, identification, documentation or other reporting requirements with respect to itself or any beneficial owner or account holders thereof;

(ix)

any Tax that would not have been imposed, withheld or deducted but for the failure of the holder or beneficial owner of such note to meet the requirements relating to the portfolio interest exemption (including the statement requirements) of Section 871(h) or Section 881(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

(x)

any Tax imposed by the Foreign Account Tax Compliance Act (“FATCA”) pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing; or

(xi)	any combination of items (i)-(x).

For purposes of clauses (i)-(xi) above, references to the “holder or beneficial owner” of a note include a fiduciary, settlor, beneficiary or person holding power over such holder or beneficial owner, if such holder or beneficial owner is an estate or trust, or a partner, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is a partnership, limited liability company or corporation. In addition, we will not pay additional amounts to the holder of a note if such holder or the beneficial owner of such note is a fiduciary, partnership, limited liability company or other fiscally transparent entity, or if the holder of such note is not the sole beneficial owner of such note, as the case may be, to the extent that a beneficiary or settlor with respect to the fiduciary, or a beneficiary, partner or member of the partnership, limited liability company or other fiscally transparent entity, or a beneficial owner would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner or member received directly its beneficial or distributive share of the payment. For purposes of “—Withholding Taxes,” the term “Non-U.S. Person” means any person that is, for U.S. federal income tax purposes, a foreign corporation, nonresident alien individual, a nonresident fiduciary of a foreign estate or foreign trust or a foreign partnership one or more of the partners of which is such a foreign corporation, nonresident alien individual or nonresident fiduciary.

Any additional amounts paid on the notes will be in U.S. dollars.

Additional Information

See “Description of the Debt Securities” in the accompanying prospectus for additional important information about the notes. That information includes:

•	additional information about the terms of the notes;

•	general information about the indenture governing the notes and the trustee;

•	a description of certain restrictions; and

•	a description of events of default under the indenture governing the notes.

Trustee

U.S. Bank Trust Company, National Association, the trustee for the indenture governing the notes, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under other indentures relating to debt securities issued by some of our affiliates.

TAXATION

Certain U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by U.S. Holders and Non-U.S. Holders (each as defined below) that purchase the notes at their issue price (generally the first price at which a substantial amount of the notes is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) pursuant to this offering and hold such notes as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, nonresident alien individuals present in the United States for more than 182 days in a taxable year, Holders that hold a note as part of a straddle, hedge, conversion or other integrated transaction, U.S. Holders that have a “functional currency” other than the U.S. dollar, or partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes)). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare tax on net investment income considerations or consequences arising under special timing rules prescribed in section 451(b) of the Code.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined under section 7701(a)(30) of the Code) have the authority to control all of its substantial decisions or that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes invests in a note, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of a note.

EACH PERSON CONSIDERING AN INVESTMENT IN THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

U.S. Holders

Interest on the Notes

In general, interest payable on a note will be taxable to a U.S. Holder as ordinary interest income when it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The notes are expected to be issued without OID for U.S. federal income tax purposes. However, if the notes are issued with OID at or above a de minimis threshold, each U.S. Holder of a note generally will be required to include OID in gross income (as ordinary interest income) as it accrues, which may occur before such U.S. Holder receives any payment attributable to such income. The amount of OID accrual would be determined, regardless of such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes, using a constant yield method. The remainder of this discussion assumes that the notes are issued without OID.

Sale, Exchange, Retirement or Other Disposition of the Notes

Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss, if any, in an amount equal to the difference between the amount realized on such sale, exchange, retirement or other disposition (other than any amount attributable to accrued interest, which, if not previously included in such U.S. Holder’s income, will be taxable as ordinary interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such note for more than one year at the time of such sale, exchange, retirement or other disposition. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder of interest on, or proceeds from the sale, exchange, retirement or other disposition of, a note, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, Internal Revenue Service (“IRS”) Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number (which for an individual would be his or her Social Security number) is correct, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

General

Subject to the discussion below concerning backup withholding and FATCA:

(1) payments of principal, interest and premium (if any) with respect to a note owned by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, including withholding tax; provided that, in the case of amounts treated as payments of interest, (i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder; (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) such Non-U.S. Holder is not a “controlled foreign corporation” described in section 957(a) of the Code that is related to us (actually or constructively) through stock ownership; and (iv) the certification requirements described below are satisfied; and

(2) a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, retirement or other disposition of a note, unless such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below, and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty).

The certification requirements referred to in clause (1)(iv) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or IRS Form W-8BEN-E), signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a “United States person” described in section 7701(a)(30) of the Code. U.S. Treasury regulations provide additional rules for a note held through one or more intermediaries or pass-through entities.

If the requirements set forth in clause (1) above are not satisfied with respect to a Non-U.S. Holder, amounts treated as payments of interest generally will be subject to U.S. federal withholding tax at a rate of 30%, except as provided below or unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or IRS Form W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts treated as interest on a note or gain recognized on the sale, exchange, retirement or other disposition of a note are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such amounts; provided that, in the case of amounts treated as interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such amounts in substantially the same manner as a U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to avoid the application of information reporting and backup withholding. Backup withholding is not an additional tax. A Holder of notes generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on interest payments on obligations that produce U.S. source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements (usually by providing an IRS Form W-8BEN or W-8BEN-E). These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country or by future U.S. Treasury regulations. Documentation that Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Because the notes will generally produce U.S. source interest, payments on notes to such foreign entities could become subject to withholding tax under FATCA. In the event any withholding under FATCA is imposed with respect to the notes, we will not be under any obligation to compensate for the withheld amount.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of their particular situations and how these rules may apply to their investment in the notes.

ROC Taxation

The following summary of certain taxation provisions under ROC law is based on current law and practice and assumes that the notes will be issued, offered, sold and re-sold, directly or indirectly, to professional institutional investors as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the ROC only. It does not purport to be comprehensive and does not constitute legal or tax advice. Investors (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult with their own tax advisers regarding the tax consequences of an investment in the notes.

Interest on the Notes

As the issuer of the notes is not an ROC statutory tax withholder, there is no ROC withholding tax on the interests or deemed interests to be paid on the notes.

ROC corporate holders must include the interest or deemed interest receivable under the notes as part of their taxable income and pay income tax at a flat rate of 20% (unless the total taxable income for a fiscal year is under NT$120,000), as they are subject to income tax on their worldwide income on an accrual basis. The alternative minimum tax (“AMT”) is not applicable.

Non-ROC corporate holders are subject to ROC income tax on ROC-sourced income only and the interest or deemed interest receivable under the notes is not ROC-sourced income. Hence non-ROC corporate holders have no ROC income tax liability with respect to the interest or deemed interest receivable under the notes. AMT does not apply either.

Sale of the Notes

In general, the sale of corporate bonds or financial bonds is subject to a 0.1% securities transaction tax (“STT”) on the transaction price. However, Article 2-1 of the Securities Transaction Tax Act of the ROC prescribes that STT will cease to be levied on the sale of corporate bonds and financial bonds from January 1, 2010 to December 31, 2026. Therefore, the sale of the notes will be exempt from STT if the sale is conducted on or before December 31, 2026. Starting from January 1, 2027, any sale of the notes will be subject to STT at 0.1% of the transaction price, unless otherwise provided by the tax laws that may be in force at that time.

Capital gains generated from the sale of bonds are exempt from ROC income tax. Accordingly, ROC corporate holders are not subject to income tax on any capital gains generated from the sale of the notes. However, ROC corporate holders should include the capital gains from the sale of the notes in calculating their basic income for the purpose of calculating their AMT. If the amount of the AMT exceeds the ordinary income tax calculated pursuant to the Income Basic Tax Act of the ROC (also known as the AMT Act), the excess becomes the ROC corporate holders’ AMT payable. Capital losses, if any, incurred by such holders could be carried over five years to offset against capital gains of the same category of income for the purposes of calculating their AMT.

Non-ROC corporate holders with a fixed place of business (e.g., a branch) or a business agent in the ROC are not subject to income tax on any capital gains generated from the sale of the notes. However, their fixed place of business or business agent should include any such capital gains in calculating their basic income for the purpose of calculating AMT.

As to non-ROC corporate holders without a fixed place of business or a business agent in the ROC, they are not subject to income tax or AMT on any capital gains generated from the sale of the notes.

UNDERWRITING

Subject to the terms and conditions stated in the purchase agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite such underwriter’s name.

Underwriters	Principal Amount of Notes
Deutsche Bank AG, Taipei Branch	$
J.P. Morgan Securities (Taiwan) Limited	$
Morgan Stanley Taiwan Limited	$

Total	$

The purchase agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriters may, to the extent permitted by applicable laws and regulations, make offers and sales in the United States through their respective U.S. broker-dealer affiliates.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting commission that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Verizon
Per note		%

We will pay an aggregate fee of $                (the “structuring fee”) to Deutsche Bank AG, Taipei Branch, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and                (collectively, the “structuring agents”) in connection with structuring services that they provided in connection with the notes. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and                 as entities not licensed in the ROC, have not offered or sold, and will not subscribe for or underwrite or sell, any notes offered hereby.

Deutsche Bank AG, Taipei Branch, J.P. Morgan Securities (Taiwan) Limited and Morgan Stanley Taiwan Limited are not U.S. registered broker-dealers, and, therefore, to the extent that they intend to effect any sales of the notes in the United States and to the extent permitted by applicable laws and regulations, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

The notes will constitute a new issue of securities with no established trading market. Application will be made to the TPEx for the listing of, and permission to deal in, the notes by way of debt issues to professional institutional investors as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the ROC only and such permission is expected to become effective on or about                , 2022. The underwriters are not obligated to carry out market-making activities with respect to the notes. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

We estimate that our total expenses for this offering (not including the underwriting commission or the structuring fee) will be approximately $                . The structuring agents, solely in connection with their roles as structuring agents, have agreed to reimburse a portion of these expenses in connection with this offering.

We have agreed to indemnify the several underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make because of any of these liabilities. Separately, in connection with structuring services that the structuring agents provided in connection with the notes, we have agreed to indemnify the structuring agents against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.

The underwriters, the structuring agents and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters, the structuring agents and their respective affiliates have performed commercial banking, investment banking or advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters, the structuring agents and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, certain underwriters, structuring agents or their respective affiliates may provide credit to us as lenders. If any of the underwriters, the structuring agents or their respective affiliates provide credit to us, certain of those underwriters, structuring agents or their respective affiliates routinely hedge, certain other of those underwriters, structuring agents or their respective affiliates have hedged and are likely to continue to hedge and certain other of those underwriters, structuring agents or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters, structuring agents and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In the ordinary course of their various business activities, the underwriters, the structuring agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities or instruments. The underwriters, the structuring agents and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments. In addition, certain of the underwriters, the structuring agents and their respective affiliates purchase telecommunications services from us in the ordinary course of business.

We expect that the delivery of the notes will be made to investors on or about                , 2022, which will be the                U.S. business day following the date of this prospectus supplement (such settlement being referred to as “T+                ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second U.S. business day before the settlement date will be required, by virtue of the fact that the notes initially settle in T+                , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second U.S. business day before the settlement date should consult their advisors.

Selling Restrictions

Canada

Resale Restrictions

The distribution of the notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these notes are made. Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing notes in Canada and accepting delivery of a purchase confirmation, a purchaser in Canada is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario),

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of the notes in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

European Economic Area

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPs Regulation. For the purposes of this provision: (i) the expression “retail investor” means a person who is one (or more) of the following: (A) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (B) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (C) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) ; and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Each underwriter has further represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision: (i) the expression “retail investor” means a person who is one (or more) of the following: (A) a retail client as defined in point (8) of Article 2 of Regulation 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or (B) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA (“UK MiFIR”); or (C) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (ii) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. Each underwriter has represented and agreed that:

•

the notes have not and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or has been in its possession for the purposes of issue, or will be issued or will be in its possession for the purposes of issue, in Hong Kong or elsewhere other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. As such, each underwriter has represented, warranted and agreed, and each purchaser should note, as the case may be, that the notes may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement, the accompanying prospectus or any of the documents or materials in connection with the offer or sale or invitation for subscription or any notes be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

the securities or securities-based derivative contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made in reliance on an exemption under Section 275 of the SFA except:

•

where the transfer is made only to an institutional investor or to a relevant person (each as defined in Section 275(2) of the SFA), or arises from an offer referred to in Section 275(1A) of the SFA (in case of that corporation) or Section 276(4)(c)(ii) of the SFA (in case of that trust);

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and any reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

The notes may not be offered or sold directly or indirectly within the People’s Republic of China (“PRC”). This prospectus supplement or any information contained herein does not constitute an offer to sell or the solicitation of an offer to buy any notes in the PRC. This prospectus supplement and any information contained herein or the notes have not been, and will not be, submitted to, approved by, verified by or registered with any relevant governmental authorities in the PRC and thus may not be supplied to the public in the PRC or used in connection with any offer for the subscription or sale of the notes in the PRC. The notes may only be invested in by PRC investors that are authorized to engage in the investment in notes of the type being offered or sold. Investors are responsible for obtaining all relevant governmental approvals, verifications, licenses or registrations (if any) from all relevant PRC governmental authorities, including, but not limited to, the State Administration of Foreign Exchange, the China Securities Regulatory Commission, the China Banking Regulatory Commission, the China Insurance Regulatory Commission and/or other relevant regulatory bodies, and complying with all relevant PRC regulations, including, but not limited to, any relevant foreign exchange regulations and/or overseas investment regulations.

Republic of China

The notes have not been, and shall not be, offered, sold or re-sold, directly or indirectly, to investors other than “professional institutional investors” as defined under Paragraph 2, Article 4 of the Financial Consumer Protection Act of the Republic of China (“ROC”), which currently include: (i) overseas or domestic banks, securities firms, futures firms and insurance companies (excluding insurance agencies, insurance brokers and insurance surveyors), the foregoing as further defined in more detail in Paragraph 3 of Article 2 of the Organization Act of the Financial Supervisory Commission of the ROC, (ii) overseas or domestic fund management companies, government investment institutions, government funds, pension funds, mutual funds, unit trusts, and funds managed by financial service enterprises pursuant to the ROC Securities Investment Trust and Consulting Act, the ROC Futures Trading Act or the ROC Trust Enterprise Act or investment assets mandated and delivered by or transferred for trust by financial consumers, and (iii) other institutions recognized by the Financial Supervisory Commission of the ROC. Purchasers of the notes are not permitted to sell or otherwise dispose of the notes except by transfer to a professional institutional investor.

Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than to a qualified institutional buyer (as such term is defined in the Notes Issuance and Disclosure Regulations promulgated by the Financial Services Commission, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Notes Issuance and Disclosure Regulations promulgated by the Financial Services Commission, provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the notes acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the notes in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of the notes to a Korean resident other than a Korean QIB is expressly stated in the notes, the relevant underwriting agreement, subscription agreement and this prospectus supplement and the accompanying prospectus and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary action therefor.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the notes for us. As of February 1, 2022, Mr. Horton beneficially owned, or had the right to acquire, an aggregate of less than 0.01% of the shares of Verizon common stock.

Cleary Gottlieb Steen & Hamilton LLP of New York, New York, is acting as special U.S. legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters. Lee and Li, Attorneys-at-Law of Taipei, Taiwan, is acting as special Taiwanese legal counsel to Verizon and will issue an opinion on certain legal matters to the underwriters.

Milbank LLP of New York, New York, will issue an opinion on certain legal matters for the underwriters. Milbank LLP from time to time represents Verizon and its affiliates in connection with matters unrelated to the offering of the notes.

PROSPECTUS

Verizon Communications Inc.

Common Stock

Preferred Stock

Debt Securities

Verizon Communications Inc. may offer at one or more times common stock, preferred stock and debt securities. To the extent provided in the applicable prospectus supplement, the preferred stock and the debt securities may be convertible into, or exchangeable for, shares of any class or classes of stock, or securities or property, of Verizon Communications Inc. We will provide the specific terms of any securities to be offered in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Verizon Communications Inc. may offer and sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

The common stock of Verizon Communications Inc. is listed on the New York Stock Exchange and the NASDAQ Global Select Market under the symbol “VZ.”

Investing in our securities involves risks. See the “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

September 4, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, from time to time, sell any combination of the common stock, preferred stock or debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, in some cases, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” Unless otherwise specified in this prospectus, the terms “we,” “us,” “our” and “Verizon Communications” refer to Verizon Communications Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Filings that we make with the SEC also can be found on our website at http://www.verizon.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference herein and is not part of this prospectus or the registration statement of which this prospectus is a part.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019;

•

our Current Reports on Form 8-K filed on February 8, 2019, February 11, 2019, February 20, 2019, February 27, 2019, April  8, 2019, May 8, 2019, May  9, 2019, and August  8, 2019 (two reports), and amended Current Report on Form 8-K/A filed on February 8, 2019; and

•

the description of our Common Stock contained in the registration statement on Form 8-A filed on March 12, 2010, under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon such person’s written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may make your request by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Potential investors and other readers are urged to consider these risks and uncertainties carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

VERIZON COMMUNICATIONS

Verizon Communications is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, information and entertainment products and services to consumers, businesses and governmental agencies. With a presence around the world, we offer voice, data and video services and solutions on our networks that are designed to meet customers’ demand for mobility, reliable network connectivity, security and control. In November 2018, we announced a strategic reorganization of our business. We transitioned to a new segment reporting structure as of April 1, 2019. Our two new reportable segments are Verizon Consumer Group and Verizon Business Group. Our Consumer segment provides consumer-focused wireless and wireline communications services and products. Our wireless services are provided across one of the most extensive wireless networks in the United States under the Verizon Wireless brand and through wholesale and other arrangements. Our wireline services are provided in nine states in the Mid-Atlantic and Northeastern United States, as well as Washington D.C., over our 100% fiber-optic network under the Fios brand and over a traditional copper-based network to customers who are not served by Fios. Our Business segment provides wireless and wireline communications services and products, video and data services, corporate networking solutions, security and managed network services, local and long distance voice services and network access to deliver various IoT services and products. We provide these products and services to businesses, government customers and wireless and wireline carriers across the U.S. and select products and services to customers around the world.We have a highly diverse workforce of approximately 135,900 employees as of June 30, 2019. We generated consolidated operating revenues of $64.2 billion for the six months ended June 30, 2019.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

RISK FACTORS

Your investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. You should not purchase the securities described in this prospectus unless you understand and know you can bear all the investment risks involved.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for repaying debt, making capital investments, funding working capital requirements or other general corporate purposes, including financing acquisitions and refinancing existing indebtedness.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated certificate of incorporation provides authority to issue up to 6,500,000,000 shares of stock of all classes, of which 6,250,000,000 are shares of common stock, $0.10 par value per share, and 250,000,000 are shares of preferred stock, $0.10 par value per share.

Common Stock

Subject to any preferential rights of the preferred stock, holders of shares of our common stock are entitled to receive dividends on that stock out of assets legally available for distribution when, as and if authorized and declared by the board of directors and to share ratably in assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. We may not pay any dividend or make any distribution of assets on shares of common stock until cumulative dividends on shares of preferred stock then outstanding, if any, having dividend or distribution rights senior to the common stock have been paid.

Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors. In addition, the holders of common stock possess all voting power except as otherwise required by law or except as provided for by any series of preferred stock. Our restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Preferred Stock

Our board of directors is authorized at any time to provide for the issuance of all or any shares of our preferred stock in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of the preferred stock and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•

entitled to receive dividends (which may be cumulative or non-cumulative) at specified rates, on specified conditions and at specified times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of the assets of, Verizon Communications; or

•

convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments.

As of the date of this prospectus, no shares of preferred stock are outstanding.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Transfer Agent and Registrar

The principal transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

We will issue debt securities under an indenture between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee, dated as of December 1, 2000, as amended. To the extent provided in the applicable prospectus supplement, the debt securities may be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property.

We have summarized material provisions of the indenture and the debt securities below. This summary does not describe all exceptions and qualifications contained in the indenture or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued, and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers’ certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

•	title of the series;

•	total principal amount of the series;

•	maturity date or dates of the series;

•	interest rate and interest payment dates of the series;

•	any redemption dates, prices, obligations and restrictions of the series;

•

any provisions permitting the series of debt securities to be convertible into, or exchangeable for, shares of any class or classes of our stock, or our other securities or property, at a specified price or prices or at specified rates of exchange and with any specified adjustments; and

•	any other material terms of the series.

Form and Exchange

The debt securities normally will be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium on such series would be in that currency or composite currency and not U.S. dollars.

Book-Entry Only Form

The debt securities normally will be issued in book-entry only form, which means that they will be represented by one or more permanent global securities registered in the name of The Depository Trust Company, New York, New York (“DTC”), or its nominee. We will refer to this form here and in the prospectus supplement as “book-entry only.”

In the event that debt securities are issued in book-entry only form, DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. Each participant will then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

In the case of book-entry only debt securities, we will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, neither we nor the trustee will have any direct responsibility or liability to pay amounts due on the debt securities to owners of beneficial interests in the global securities.

Under book-entry only form, we will not issue physical certificates representing beneficial interests in the global securities to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. Debt securities represented by a global security will be exchangeable for debt securities in certificated form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depository;

•	DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

•	We instruct the trustee that the global security is exchangeable for debt securities in certificated form.

Certificated Form

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive physical certificates representing the debt securities. Debt securities in certificated form will be transferable without charge except for reimbursement of taxes, if any. We will refer to this form in the prospectus supplement as “certificated.”

Redemption Provisions, Sinking Fund and Defeasance

The prospectus supplement relating to a series of debt securities will describe the circumstances, if any, under which we may redeem such series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or defease certain of our obligations on any series of debt securities at any time. We may defease such obligations relating to a series of debt securities by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on Assets

The debt securities will not be secured. However, if at any time we mortgage, pledge or subject to any lien any of our property or assets, the indenture requires us to secure the debt securities equally and ratably with the debt or obligations secured by such mortgage, pledge or lien for as long as such debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•

any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it. (SECTION 1004)

The indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien, any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the indenture without your consent and the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

The indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the debt securities; and

•	performance and observance of all covenants and conditions in the indenture;

•	after giving effect to the transaction, there is no default under the indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the indenture; and

•

if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by that lien. (ARTICLE EIGHT)

Events of Default

An event of default means, for any series of debt securities, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us;

•	certain events of bankruptcy, insolvency and reorganization; and

•	any other event of default provided for in the supplement to the indenture, board resolution or officers’ certificate designating the specific terms of such series of debt securities.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 502)

The holders of more than 50% of the outstanding principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 512) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 704)

Concerning the Trustee

Within 90 days after a default occurs with respect to a particular series of debt securities, the trustee must notify the holders of the debt securities of such series of all defaults known to the trustee if we have not remedied them (default is defined to mean any event which is, or after notice or lapse of time or both would become, an event of default with respect to such series of debt securities as specified above under “—Events of Default”). If a default described in the third bullet point under “—Events of Default” occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 602)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expenses and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601)

U.S. Bank National Association, the trustee, and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

CLEARING AND SETTLEMENT

The following discussion pertains to debt securities that are issued in book-entry only form.

The Clearing Systems

In the event that the debt securities are issued in book-entry only form, the debt securities may be settled through DTC. In the event that the prospectus supplement to this prospectus so provides, debt securities in book-entry only form also may be settled through accounts maintained at Clearstream Banking S.A., Luxembourg, commonly known as Clearstream, or the Euroclear System, commonly known as Euroclear. In this case, links will be established among DTC, Clearstream and Euroclear to facilitate the issuance of the debt securities and cross-market transfers of interests in the debt securities associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. The descriptions of the operations and procedures of DTC, Clearstream and Euroclear described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any underwriter, dealer, agent or purchaser takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of sales and other securities transactions in deposited securities, through computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the global securities, and voting by DTC participants, will be governed by standing instructions and customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in “street name.” However, these payments will be the responsibility of the DTC participants and not of DTC, the trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is a société anonyme incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear Holding SA, a societe anonyme incorporated in Belgium, and operated through a license agreement by Euroclear Bank SA/NV, known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the debt securities.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Financial Services and Markets Authority and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear, any supplementary terms and conditions, the related Operating Procedures of the Euroclear System, other applicable Euroclear documentation and applicable Belgian law, collectively referred to as the “terms and conditions.” The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in U.S. dollars, in same-day funds, unless otherwise specified in the prospectus supplement. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. In the event that the prospectus supplement to this prospectus provides that the debt securities also may be settled through Clearstream and Euroclear, secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the applicable European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to such European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the respective U.S. depositary for Clearstream or Euroclear.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the debt securities settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in securities among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures, and these procedures may be changed or discontinued at any time by any of them. Neither we, the trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

PLAN OF DISTRIBUTION

We may sell any of the securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

•	the initial public offering price;

•	the names of any underwriters and, if known to us, any dealers or agents;

•	any amounts underwritten and, if known to us, any amounts offered through dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed, or commissions paid, to dealers;

•	any option by the underwriters to purchase additional securities; and

•

a brief description of any passive market making that any underwriter or any selling group members intend to engage in and any transactions that any underwriter intends to conduct that stabilizes, maintains or otherwise affects the market price of the securities.

If underwriters are used in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total number of shares of capital stock or principal amount of debt securities offered, the non-defaulting underwriters must purchase the securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total number of shares of capital stock or principal amount of the debt securities, we may, at our option, sell less than all the securities offered.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act. Any discounts or commission that we pay them and any profit that they receive from the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which they may be required to make.

Underwriters, dealers and agents may be customers of us or our affiliates, may engage in transactions with us or our affiliates or perform services for us or our affiliates in the ordinary course of business.

EXPERTS

The consolidated financial statements of Verizon Communications Inc. (Verizon Communications) as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 appearing in its Current Report on Form 8-K dated August 8, 2019, the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2018, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2018, and the financial statement schedule of Verizon Communications appearing in its Form 10-K for the year ended December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included or incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications, will issue an opinion about the validity of any common stock, preferred stock or debt securities offered pursuant to this prospectus and any applicable prospectus supplement. As of August 26, 2019, Mr. Horton beneficially owns, or has the right to acquire, an aggregate of less than 0.001% of the shares of Verizon Communications common stock.

Milbank LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank LLP from time to time represents Verizon Communications and its affiliates in connection with matters unrelated to the offering of the securities.

Verizon Communications Inc.

$        % Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank AG, Taipei Branch	J.P. Morgan Securities (Taiwan) Limited	Morgan Stanley Taiwan Limited

February    , 2022